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                                                                    EXHIBIT 99.1

For Immediate Release

ACTERNA SIGNS DEFINITIVE AGREEMENT TO SELL AIRSHOW TO
ROCKWELL COLLINS

Germantown, MD - June 14, 2002 - Acterna Corporation (Nasdaq: ACTR) today announced that it has signed a definitive agreement to sell its Airshow business to Rockwell Collins for $160 million in cash. Airshow is a leading provider of cabin management and passenger information systems to both the business aviation and airline markets.

"Airshow and Rockwell Collins are strategically aligned and offer a complementary set of products and services to the aviation industry," said Ned Lautenbach, chairman and CEO of Acterna Corporation. "We are pleased with an agreement that will fuel new growth opportunities for Airshow and its talented group of employees and provide Acterna with increased financial flexibility."

"This is an exciting opportunity for Airshow to be part of a company that has a long and successful history in all of our key market segments," said Dennis Ferguson, president of Airshow. "Rockwell Collins adds depth to Airshow's systems integration capabilities, strengthens our customer relationships and places Airshow in a top-quality world support organization."

The agreement is subject to customary regulatory approvals and consent of Acterna's lenders.

About Acterna Corporation

Based in Germantown, Maryland, Acterna Corporation is the holding company for Acterna, Airshow, da Vinci Systems and Itronix. Acterna is the world's second largest communications test and management company. The company offers instruments, systems, software and services used by service providers, equipment manufacturers and enterprise users to test and optimize performance of their optical transport, access, cable, data/IP and wireless networks and services. Airshow supplies in-flight passenger information systems to the aviation industry while da Vinci Systems designs and markets video color correction systems to the video postproduction industry. Itronix sells ruggedized computing devices for field service applications to a range of industries. Additional information on Acterna is available at http://www.acterna.com.

About Airshow

Airshow is a market leader in advanced cabin systems with products in service on nearly 4,000 business aircraft, and on more than 3,500 aircraft operated by over 130 airlines worldwide. Airshow, headquartered in Tustin, California is the leading provider of moving map displays, real-time information services and airborne TV for passengers,

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pilots and cabin crews. Additional information on Airshow is available at
www.airshowinc.com.

About Rockwell Collins

Rockwell Collins is a world leader in the design, production and support of communications and aviation electronics solutions for government and commercial customers worldwide. Additional information is available at www.rockwellcollins.com.

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This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements reflect the company's current judgment on the matters addressed by these statements. However, because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual events and the company's results to differ materially. Important factors that could cause actual events and the company's results to differ materially are described in the company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

Investor Contact: Maria Henry, Acterna Corporation, 301-353-1550, ext 1207 Media Contact: Jim Monroe, Acterna Corporation, 301-353-1560, ext. 4366